Exhibit (h)(9)

SMITH BARNEY FUND MANAGEMENT LLC

399 Park Avenue, 4th Floor

New York, New York 10022

August 30, 2006

James J. Tracy

Executive Vice President

Consulting Group Capital

Markets Funds

222 Delaware Avenue, 7th Floor

Wilmington, DE 19801

Dear Mr. Tracy:

This letter will serve as confirmation of our past conversations during which it was agreed that the services of Smith Barney Fund Management LLC (“SBFM”), (successor in interest to Smith Barney Advisers Inc.), as Administrator for the Consulting Group Capital Markets Funds (the “Trust”) will terminate at the close of business on December 31, 2006.

Further, this letter will serve as written notice of termination pursuant to Section 7 of the Administration Agreement dated June 2, 1994, as amended in the Amendment to Administration Agreement dated as of September 1, 2005, as amended in the Amendment to Administration Agreement dated as of December 1, 2005, and as further amended in the Amendment to Administration Agreement dated as of August 30, 2006, between SBFM and the Trust. Please acknowledge your agreement with the foregoing by executing and returning the enclosed copy of this letter.

Sincerely,

Smith Barney Fund Management LLC

/s/ Robert B. Shepler
Robert B. Shepler
Senior Vice President

Acknowledged and Agreed:

Consulting Group Capital Markets Funds

/s/ James J. Tracy
James J. Tracy
Executive Vice President